                                                                       Exhibit 8



                                        November [__], 1996




Chevy Chase Preferred Capital Corporation
8401 Connecticut Avenue
Chevy Chase, Maryland 20815

Ladies and Gentlemen:

         Chevy Chase Preferred Capital Corporation (the "Company") has filed a Registration Statement on Form S-11, file number 33-10495, with the Securities and Exchange Commission. Such registration statement (the "Registration Statement") contains a prospectus (the "Prospectus"). The Prospectus and Registration Statement contemplate an offering of a series of the Company's preferred shares (the "Preferred Shares") to the public (the "Offering"), with the Company's common stock being retained by Chevy Chase Bank, F.S.B. (the "Bank"). All capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Prospectus, unless otherwise noted.

         We have acted as federal income tax counsel in connection with the preparation of the Registration Statement. In connection with the filing of the Registration Statement, you have asked us to render an opinion regarding the application of the U.S. federal income tax laws to the Company. Specifically, you have requested that we render an opinion addressing whether the Company will be organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1996, and whether the Company's proposed method of operation, as set forth in the Registration Statement and Prospectus, will enable it to meet the requirements for qualification as a REIT in the future.

         The opinion set forth herein is based upon the existing provisions of the Code, Treasury Regulations, and the reported interpretations thereof by the Internal Revenue Service ("IRS") and by the courts in effect as of the date hereof, all of which are subject to

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 2

change, both retroactively or prospectively, and to possibly different interpretations. We assume no obligation to update the opinion set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. However, because our opinion is not binding upon the IRS or the courts, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

I.         Documents and Representations
           -----------------------------

         For the purpose of rendering this opinion, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the following: (1) the First Amended and Restated Articles of Incorporation of Chevy Chase Preferred Capital Corporation (the "Articles"); (2) the Articles Supplementary establishing the Series A Preferred Shares (the "Articles Supplementary"); (3) the Registration Statement, as amended through the date hereof; (4) the Prospectus; and (5) such other documents or information as we have deemed necessary for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

          In addition, this opinion is conditioned upon certain representations made by the Company as to factual and other matters as set forth in the attached letter and in the discussion of "Federal Income Tax Considerations" in the Prospectus. This opinion is also based on the assumptions that (i) the Company will be operated in accordance with the terms and provisions of the Articles, and (ii) the various elections, procedural steps, and other actions by the Company described in the discussion of "Federal Income Tax Considerations" in the Prospectus Supplement will be completed in a timely fashion or otherwise carried out as so described.

         Unless facts material to the opinion expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the representations. To the extent the representations are with respect to matters set forth in the Code or Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, the Treasury Regulations and published administrative interpretations.

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 3


II.      Opinion
         -------

         A.       Organizational Requirements for REIT Qualification
                  --------------------------------------------------

                  1.       In General
                           ----------

         The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Requirements; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50 percent in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and (vii) meets certain other tests, described below, regarding the nature of its income and assets./1/ The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months./2/ Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT./3/



                  2.       Calendar Year Taxpayer
                           ----------------------

         In addition to the abovementioned organizational conditions, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has represented that it will elect a calendar taxable year.

--------
 /1/Sections 856(a), 856(h), and 542(a)(2).

 /2/Section 856(b).

 /3/Section 856(h)(2).

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 4


                  3.       Prohibition on Financial Institutions Electing REIT
                           ---------------------------------------------------
                           Status
                           ------

         As noted above, the Company cannot qualify as a REIT if it is a financial institution. The Code defines a financial institution as including any bank, mutual savings bank, cooperative bank, domestic building and loan association, small business investment company or business development corporation./4/ While the Bank is a financial institution, the Company will not be organized or operated as any type of entity that would be treated as a financial institution under the Code. See United States v. Seattle First International Corp., 79-2 U.S.T.C. P. 9495 (W.D. Wash. 1979) (wholly owned subsidiary of bank did not qualify as bank under section 581). However, the Bank will own only approximately 50 percent of the value of the Company's stock after the proposed stock offering, and both the Bank and the Company will be operated as separate entities with the Company having its own officers, books and records. As a consequence, in our opinion, the Bank's status as a financial institution will not be attributed to the Company and will not prevent the Company from qualifying as a REIT.

                  4.       100 or More Beneficial Owner Test
                           ---------------------------------

         As noted above, the beneficial ownership of a REIT must be held by 100 or more persons. Preferred stock is taken into account for purposes of determining whether a REIT satisfies this beneficial ownership test./5/ The Company has represented that after the Offering there will be more than 100 persons with beneficial ownership of the Preferred Shares. Moreover, the Articles provide in section 5.4(B)(3) that any transfer or other change in beneficial ownership of the Preferred Shares that would result in the Preferred Shares being actually owned by fewer than 100 persons will be void ab initio.
                                                                   -- ------
As a consequence, in our opinion, at all times after the Offering, the Company will satisfy the requirement that its beneficial ownership be held by 100 or more persons.

                  5.       Closely Held Test
                           -----------------

         As noted above, a REIT may not be "closely held" (i.e., five or fewer
                                                           ----
individuals -- or certain entities treated as individuals -- may not own more than 50 percent (by value) of the stock of a REIT at any time during the second half of each taxable year after its first year of electing REIT status). In applying this "closely held" prohibition, all classes of stock,

--------
 /4/Sections 856(a)(4), 582(c)(2) (formerly Section 582(c)(5)), and 591.

 /5/See, e.g., P.L.R. 8342016 (July 13, 1983) (REIT treated as having 100 or
    ---  ----
more beneficial owners with a single entity owning all of its common stock and 125 individuals owning its preferred stock).

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 5

however denominated, are taken into account./6/ Ownership of such stock is determined by applying several attribution rules. Under these rules: (a) stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is treated as owned proportionately by its shareholders, partners, or beneficiaries; (b) an individual is treated as owning stock owned by or for his siblings, spouse, ancestors and lineal descendants; (c) an individual or entity that has an option to acquire stock is treated as owning such stock; and (d) stock owned, directly or indirectly, by certain pension plans is treated as held directly by the beneficiaries of such plans in proportion to their actuarial interests in such plans./7/ By reason of these rules, the ownership of the Bank is taken into account in determining whether the Company is closely held. For purposes of this opinion, we have assumed, based on data furnished by the Bank, that (i) after the application of these attribution rules, not more than approximately 97 percent of the common stock of the Bank will be treated as owned by two individuals; and (ii) the Bank's preferred stock will remain outstanding and currently represents at least 10 percent of the value of the Bank, although that percentage is expected to decline as the Bank has earnings.

         Furthermore, section 5.4 of the Articles includes various limitations on the ownership of the Preferred Shares. No individual holder of the Preferred Shares is permitted to own (including shares deemed to be owned under the attribution rules described above) more than 1 percent (the "Ownership Limit") of any issued and outstanding series of Preferred Shares. In addition, any transfer or other change in ownership of the Preferred Shares that would result in any individual holder owning (actually or by attribution) Preferred Shares in excess of the Ownership Limit will be void ab initio, and any transfer or other change in ownership of the Preferred Shares that would result in the Company being treated as closely held or otherwise would cause the Company to fail to qualify as a REIT also will be void ab initio. Moreover, shares of any series of Preferred Shares deemed to be owned by, or transferred to, a stockholder in excess of the Ownership Limit or in violation of the other ownership restrictions described above, or which (together with the ownership of the Common Stock) would otherwise cause the Company to fail to qualify as a REIT (the "Excess Shares"), will be automatically transferred, by operation of law, to a trustee of a trust for the exclusive benefit of a charity to be named by the Company as of the day prior to the day the prohibited transaction took place. Any distribution paid prior to the discovery of the prohibited transfer are to be repaid by the original transferee to the Company and by the Company to the trustee;

--------
 /6/Treas. Reg. (S) 1.544-1(c).

 /7/Section 544.

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 6

any vote of the shares while the shares were held by the original transferee prior to the Company's discovery thereof shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void ab initio. In liquidation the original transferee stockholder's ratable share of the Company's assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the shares to any person whose ownership of such shares is not prohibited, whereupon the interest of the trust will terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value of such shares on their date of acquisition) and any remaining proceeds shall be paid to a charity to be named by the Company.

         In addition to the limitations on ownership of the Preferred Shares described above, the Articles also provide for so-called "Balancing Distributions" from the Company to the holder of the Common Stock with the objective of causing the value of the Common Stock not to exceed approximately 52 percent of the total value of the Company. Such distributions, when made, will prevent any appreciation of the Company's assets or reduction in the value of the Preferred Shares from resulting in a significant increase in the value of the Common Stock relative to that of the Preferred Shares. If the value of the Common Stock does not exceed approximately 52 percent of the total value of the Company, then, given (i) the Ownership Limit and other limitations imposed upon the ownership of the Preferred Shares and (ii) the assumed pattern of ownership of the Bank described above, the Company will satisfy the requirement that its stock not be closely held. It should be noted, however, that Balancing Distributions may not be made during periods with respect to which the payment of dividends to the holders of the Common Stock is prohibited by the Articles Supplementary.

          It is our opinion that the Company is organized so as to satisfy the requirement that its stock not be closely held.

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 7

                  6.       Treatment of Automatic Exchange Feature
                           ---------------------------------------

         In determining whether the Company is closely held, the Code sets forth certain attribution rules which must be applied. It is necessary to address the characterization of the Automatic Exchange requirement under these attribution rules, and in particular under section 544(a)(3), which deals with attribution resulting from the ownership of an option. In the present case, more than 50 percent of the Bank itself is owned by five or fewer individuals. If the Automatic Exchange were treated as giving the Bank an option to acquire all the outstanding Company Preferred Shares, the Bank would be treated as owning 100 percent of the stock of the Company--the common stock it actually owns, and the Preferred Shares by attribution. The Bank's ownership, direct and by attribution, would then be attributed to the Bank's owners, and so the Company would be considered to be closely held.

         It has, however, long been settled under a similar attribution provision, section 318(a)(4), that an option on stock results in attribution only where its holder may acquire the stock at his or her election and there exist no contingencies with respect to this election. Rev. Rul. 89-64, 1989-1 C.B. 91; Rev. Rul. 68-601, 1968-2 C.B. 124. This attribution rule is worded identically to section 544(a)(3), and the two provisions have been interpreted by the IRS as being coextensive. P.L.R. 9205030 (Nov. 5, 1991).

         In the present case, the Automatic Exchange is subject to two contingencies: (i) the Bank must become "undercapitalized" under prompt corrective action regulations, the Bank must be placed in conservatorship or receivership, or the applicable regulatory authorities must anticipate in their sole discretion that the Bank will become "undercapitalized" in the near term; and (ii) the applicable regulatory authorities must direct in writing that the Automatic Exchange take place. The Bank does not itself have the right to initiate the Automatic Exchange.

         As a consequence, it is our opinion that the existence of the Automatic Exchange feature will not cause the Bank to be treated as owning the Company's Preferred Shares or otherwise cause the Company to be treated as closely held at any time prior to the triggering of the Automatic Exchange by the applicable regulatory authorities.

         B.       Income Tests
                  ------------

         In order to maintain qualification as a REIT, the Company must annually satisfy three gross income requirements. First, at least 75 percent of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 8

directly or indirectly from investments relating to real property or mortgages on real property (as interest on obligations secured by mortgages on real property, certain "rents from real property" or as gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income./8/ Second, at least 95 percent of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing)./9/ Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) from the date of acquisition must represent less than 30 percent of the Company's gross income (including gross income from prohibited transactions) for each taxable year./10/

         For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan./11/ The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or declared by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includable as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75 percent and 95 percent classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and a portion of such receipts or sales under one or more leases is based on income or profits, only a proportionate amount of the contingent interest paid by the borrower will be disqualified as interest./12/

--------
 /8/ Section 856(c)(3).

 /9/ Section 856(c)(2).

 /10/Section 856(c)(4).

 /11/Treas. Reg. (S) 1.856-5(c)(1).

 /12/Section 856(f)(1).

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 9

         The Company has represented that over 95 percent of its income to be derived from sources that will satisfy both the 75 percent and 95 percent gross income requirements (including interest derived from the Mortgage Assets) and that it will not engage in any transactions that would cause it to recognize gross income of a type or in an amount that would cause it to violate the 30 percent gross income requirement. As a consequence, in our opinion, the Company's proposed method of operation, as set forth in the Registration Statement and Prospectus, will allow it to satisfy all three gross income requirements for REIT qualification.

         C.       Asset Tests
                  -----------

         At the close of each quarter of its taxable year, the Company must satisfy three tests relating to the nature of its assets. First, at least 75 percent of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities./13/ Second, not more than 25 percent of the Company's total assets may be represented by securities other than those in the 75 percent asset class./14/ Third, of the investments included in the 25 percent asset class, the value of any one issuer's securities owned by the Company may not exceed 5 percent of the value of the Company's total assets and the Company may not own more than 10 percent of any one issuer's outstanding voting securities./15/ The Company has represented that substantially all of its assets, including the Mortgage Assets, will be real estate assets, and that the value of any one issuer's securities owned by the Company will not exceed 5 percent of the value of the Company's total assets and the Company will not own more than 10 percent of any one issuer's outstanding voting securities. Moreover, the Company has represented that in the future it will maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. As a consequence, in our opinion, the Company's proposed method of operation, as set forth in the Registration Statement and Prospectus, will allow it to satisfy all three asset tests for REIT qualification.

         D.       Annual Distribution Requirements
                  --------------------------------

--------
 /13/Sections 856(c)(5)(A); 856(c)(6)(C) and 856(c)(6)(D)(ii).

 /14/Section 856(c)(5)(B).

 /15/Section 856(c)(5)(B).

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 10

         In order to be treated as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95 percent of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus (ii) 95 percent of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (B) the sum of certain items of noncash income./16/ Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration./17/ The Company has represented that it intends to make timely distributions sufficient to satisfy the annual distribution requirement described above and for purposes of this opinion we have assumed that such timely distributions will be made.

         E.       Conclusion
                  ----------

         Based on the foregoing, it is our opinion that the Company is organized in conformity with the requirements for qualification as a REIT commencing with its taxable year ending December 31, 1996, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future.

III.     Additional Limitations
         ----------------------

         The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. Moreover, the Company's ability to achieve and maintain qualification and taxation as a REIT depends upon the Company's ability to meet certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given that the actual ownership of the Company's stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT.

--------
 /16/Section 857(a)(1)(A).

 /17/Section 858(a).

Chevy Chase Preferred Capital Corporation
November [__], 1996
Page 11

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Federal Income Tax Considerations" in the prospectuses.

                                            Very truly yours,



                                            SHAW, PITTMAN, POTTS & TROWBRIDGE

                              November [__], 1996


Shaw, Pittman, Potts & Trowbridge
2300 N Street, N.W.
Washington, D.C. 20037-1128

            Re: Chevy Chase Preferred Capital Corporation Offering
                --------------------------------------------------

Ladies and Gentlemen:

         In connection with your opinion letter dated November [__], 1996, you have requested certain representations from Chevy Chase Preferred Capital Corporation (the "Company") with respect to its assets, methods of operations and other matters. Your opinion has been requested in connection with the filing of a Registration Statement on Form S-11, file number 333-10495 with the Securities and Exchange Commission, and the amendments thereto. Such registration statement (the "Registration Statement") contains a prospectus (the "Prospectus"). All capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Registration Statement.

         In this regard, the Company, intending that you shall rely on the contents of this letter, represents to you as follows:

Shaw, Pittman, Potts & Trowbridge
November [_], 1996
Page 2


         1. The Company has been and will be operated in accordance with the terms and provisions of the First Amended and Restated Articles of Incorporation of Chevy Chase Preferred Capital Corporation, as amended from time to time.

         2. The Company will be organized and operated as described in the Prospectus.

         3. The Company will adopt December 31 as its taxable year-end for U.S. federal income tax purposes.

         4. The Company will make a timely election, pursuant to section 856(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed as real estate investment trust ("REIT") commencing with its 1996 taxable year.

         5. The Company will not be organized or operated as any type of entity that would be treated as a financial institution under the Code.

         6. The Company will be operated as a separate entity with its own officers, books and records.

         7. At all times after December 31, 1996, the beneficial ownership (without reference to any rules of attribution) of the stock of the Company will be held by 100 or more persons.

         8. The Company will not impose and is not aware of any transfer restrictions on its shares of stock other than those restrictions (i) contained in or allowed by the Articles which are intended to enable the Company to comply with certain REIT qualification requirements, or (ii) contained in certain agreements which limit the ability of certain shareholders of the Company to transfer their interests for a limited period.

Shaw, Pittman, Potts & Trowbridge
November [_], 1996
Page 3


         9. For all future taxable years, the Company will not be closely held within the meaning of sections 856(a)(6) and 856(h) of the Code.

         10. For its current and all future taxable years, at least 75 percent of the Company's gross income will consist of amounts described in section 856(c)(3) of the Code.

         11. For its current and all future taxable years, at least 95 percent of the Company's gross income will consist of amounts described in section 856(c)(3) of the Code.

         12. For its current and all future taxable years, less than 30 percent of the Company's gross income will consist of income from the sale or other disposition of (i) stock or securities held for less than one year, (ii) property in a transaction which is a prohibited transaction, as defined in section 857(b)(6) of the Code, and (iii) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted within the meaning of section 1033 of the Code and property which is "foreclosure property" within the meaning of section 856(e) of the Code.

         13. At the end of the current and all future calendar quarters, at least 75 percent of the total value of the assets of the Company will consist of real estate assets within the meaning of section 856(c)(6)(B) of the Code, cash and cash items (including receivables), and U.S. government securities.

         14. At the end of the current and all future calendar quarters, the Company will not beneficially own securities in any one issuer (excluding any "qualified REIT subsidiary" within the meaning of section 856(i)(2) of the Code) having an aggregate value in excess of 5 percent of the total value of the assets of the Company as determined in accordance with section 1.856-2(d)(2) of the Treasury Regulations.

Shaw, Pittman, Potts & Trowbridge
November [_], 1996
Page 4


         15. At the end of the current and all future calendar quarters, the Company will not beneficially own securities of any one issuer (except for any "qualified REIT subsidiary" within the meaning of section 856(i)(2) of the Code) representing in excess of 10 percent of the outstanding voting securities of such issuer.

         16. The Company will revalue its assets at the end of each quarter of each taxable year in which securities or other property are acquired and will eliminate within 30 days after the end of each such quarter any discrepancy between the value of its various investments and the requirements of section 856(c)(5) of the Code to the extent attributable in whole or in part to acquisitions during such quarter. The Company will keep and retain sufficient records so as to be able to show that the Company has complied during each of its taxable years with the gross asset tests contained in section 856(c)(5) of the Code and described in paragraphs 12, 13 and 14 above.

         17. For all future taxable years, the Company will comply with the record-keeping requirements prescribed by section 1.857-8 of the Treasury Regulations.

         18. The Company will make timely distributions to its shareholders for its current and all future taxable years of at least 95 percent of its "real estate investment trust taxable income" (determined consistent with section 857(a)(1)(A)(i) of the Code) plus at least 95 percent of the excess of any "net income from foreclosure property" over the tax imposed by the Code on such net income, if any, as such terms are defined in sections 857(b)(2) and 857(b)(4)(B), respectively, of the Code.

         19. The Company will at all times beneficially hold all of its assets for investment purposes and not as (i) stock in trade or other property of a kind which would properly be

Shaw, Pittman, Potts & Trowbridge
November [_], 1996
Page 5


includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the Company's trade or business.

         20. The Company will not make any distributions to its shareholders with respect to any class or series of capital stock unless such distribution is pro rata with respect to such class or series, with no preference to any share of stock as compared with other shares of the same class or series, and will not make any distributions that give a preference to one class or series of stock as compared with another class or series except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference.

         This letter is being furnished to you solely for your benefit and for use in rendering your opinion.

      CHEVY CHASE PREFERRED CAPITAL CORPORATION., a Maryland corporation

                                               By:______________________________
                 Name: Joel Friedman Title: Senior Vice President and Controller